Exhibit 99.1

Ellington Residential Mortgage REIT Reports Fourth Quarter 2014 Results
OLD GREENWICH, Connecticut—February 17, 2015
Ellington Residential Mortgage REIT (NYSE: EARN) today reported financial results for the quarter ended December 31, 2014.
Summary of Financial Results

•	Net loss for the quarter was $1.2 million, or $0.13 per share.

•	Core Earnings[1] for the quarter was $7.0 million, or $0.76 per share, as compared to $6.9 million, or $0.76 per share, in the third quarter of 2014.

•	Book value decreased 3.6% to $17.86 per share as of December 31, 2014 from $18.53 per share as of September 30, 2014, after giving effect to a fourth quarter dividend of $0.55 per share.

•	Net interest margin was 2.49%, as compared to 2.38% for the third quarter of 2014.

•	Weighted average prepayment speed for the Agency RMBS portfolio was 4.6% CPR for the quarter, as compared to 5.3% in the third quarter.

•	Dividend yield of 13.5% based on February 13, 2015 closing stock price of $16.28.

•	Debt-to-equity ratio was 8.1:1 as of December 31, 2014, as compared to 7.3:1 as of September 30, 2014.
Fourth Quarter 2014 Results
"In the face of sharply lower interest rates and a flattening yield curve, we incurred a net loss of $0.13 per share in the fourth quarter, and we maintained our Core Earnings at $0.76 per share," said Laurence Penn, Chief Executive Officer and President. "For the full-year 2014, our net income was $1.77 per share, and our economic return on book value was 9.7% uncompounded, or 9.9% compounded.
"During the fourth quarter, we believed that the market was underestimating the risk of a spike in prepayments, as it was lulled into a false sense of security by the relatively muted level of refinancing activity despite the sharp decline in interest rates. As a result, we continued to concentrate our portfolio in specified pools that we believe offer substantial prepayment protection, and we maintained a large portion of our interest rate hedges in the form of short TBA positions. In the new year, we have already seen a meaningful uptick in the refinancing index, thereby enhancing the value of our specified pools as compared to their TBA/generic pool counterparts. We expect specified pools to outperform generic pools over the near to medium term, and are positioned accordingly. Meanwhile, we continue to actively hedge the portfolio against the risk of rising interest rates, which we believe remains a significant risk. We also continue to actively trade our specified pool portfolio to exploit inefficiencies in the market, and over the course of 2014 this meaningfully augmented our net income. We remain pleased with the performance of our small but profitable non-Agency portfolio, as improved performance has served to boost our portfolio yields."
As of December 31, 2014, our mortgage-backed securities portfolio consisted of $1.271 billion of fixed rate Agency "specified pools," $44.3 million of Agency RMBS backed by adjustable rate mortgages, or "Agency ARMs," $34.4 million of Agency reverse mortgage pools, $11.2 million of Agency interest only securities, or "Agency IOs," and $32.5 million of non-Agency RMBS. Specified pools are fixed rate Agency pools with special characteristics, such as pools comprised of low loan balance mortgages, pools comprised of mortgages backed by investor properties, pools containing mortgages originated through the government-sponsored "Making Homes Affordable" refinancing programs, and pools containing mortgages with various other characteristics. During the quarter, we increased our holdings of 30-year fixed rate pools as well as reverse mortgage pools. Our overall Agency RMBS portfolio increased slightly to $1.361 billion as of December 31, 2014 from $1.334 billion as of September 30, 2014, and the size of our non-Agency portfolio was relatively unchanged. Additionally, we increased our holdings of long TBAs, which for financial reporting purposes are treated as derivative instruments, to a notional amount of $68.3 million as of December 31, 2014 as compared to $51.4 million as of September 30, 2014.
During the fourth quarter, the broader financial markets experienced a heightened level of volatility, most notably in connection with the steep drop in oil prices. In addition, the yield curve flattened significantly during the fourth quarter. Ten-year interest rate swap rates declined approximately 36 basis points, while seven-year swap rates declined approximately 26 basis points. The ten-year U.S. Treasury yield ended the fourth quarter at 2.17%, as compared to 2.49% at the end of the third quarter. Meanwhile short-term interest rates remained relatively stable or increased slightly. Mortgage rates to the consumer declined during the quarter, dropping approximately 0.33% to 3.87% for a fixed-rate 30-year conventional mortgage.
In October 2014, and as anticipated in light of the growing strength in the U.S. economy, the Federal Reserve ceased its monthly bond purchases of Agency RMBS and U.S. Treasury securities, but continues to reinvest paydown proceeds from its

1 Core Earnings is a non-GAAP financial measure. See "Reconciliation of Core Earnings to Net Income (Loss)" below for an explanation regarding the calculation of Core Earnings.

held portfolio into additional securities. Over the course of the fourth quarter, the reduced buying activity of the Federal Reserve was more than offset by other investors, including mortgage REITs and bond funds.
With interest rates declining sharply, our long specified pool positions generated significant gains for the quarter, while our interest rate hedges, which were largely concentrated in interest rate swaps and short TBA positions, generated offsetting losses. Specified pools performed well during the fourth quarter, as the drop in interest rates increased the value of prepayment protection, although pay-ups for some coupons benefited more than others. Pay-ups are price premiums for specified pools relative to their TBA counterparts. However, TBAs also performed well over the course of the fourth quarter, as the decline in mortgage rates did not trigger substantial increases in refinancing activity during the quarter, with the exception of a temporary spike after the brief sharp drop in interest rates on October 15th. In addition to providing support to Agency RMBS prices, the relatively benign level of refinancing activity also helped support TBA monthly roll prices. TBA monthly roll prices were further supported by Federal Reserve settlement activity in the quarter; notwithstanding the cessation of its monthly bond purchase program, the Federal Reserve still had large outstanding purchases to settle through the end of the fourth quarter. Since we generally hold a net short position in TBAs to hedge the interest rate and prepayment risk in our specified pool portfolio, and since we use the TBA roll market to maintain these short TBA positions, the strength of the TBA roll market in the fourth quarter served as a drag on our earnings.
During the fourth quarter, we continued to focus our Agency RMBS purchasing activity primarily on specified pools, especially those with higher coupons. We also continued to be active in the reverse mortgage pool sector. During the quarter we added new issue reverse mortgage pools, which we believe currently offer excellent relative value. Our Agency RMBS portfolio also includes a small allocation to Agency IOs. With prepayment activity low, option-adjusted spreads on Agency IOs remained tight during the fourth quarter. As a result, we took the opportunity to execute selective sales. However, with interest rates having dropped substantially since year end and with prepayment activity therefore poised to increase substantially, we are ready to take advantage of possible upcoming dislocations in the Agency IO market. Overall, during the fourth quarter, we turned over 20% of our Agency RMBS portfolio, as measured by sales and excluding paydowns.
With prepayment rates already increasing sharply after year end, pay-ups on many specified pools have also increased significantly. In addition, the impact of the Federal Reserve's reduction in asset purchases has finally begun to depress TBA roll prices, especially in higher coupons. We believe that there is a heightened risk of substantial interest rate and prepayment volatility in the near term, thus reinforcing the importance of our ability to hedge our risks using a variety of tools, including TBAs. We also believe that increased volatility can create opportunities for us, particularly given our active style of portfolio management.
We expect to continue to target specified pools that, taking into account their particular composition and based on our prepayment projections: (1) should generate attractive yields relative to other Agency RMBS and U.S. Treasury securities, (2) should have less prepayment sensitivity to government policy shocks, and/or (3) create opportunities for trading gains once the market recognizes their value, which for newer pools may come only after several months, when actual prepayment experience can be observed. We believe that our research team, our proprietary prepayment models, and our extensive databases remain essential tools in our implementation of this strategy.
Our net Agency premium as a percentage of our long Agency RMBS holdings is a metric that we use to measure our overall prepayment risk. Net Agency premium represents the total premium (excess of market value over outstanding principal balance) on long Agency RMBS holdings less the total premium on related net short TBA positions. The lower our net Agency premium, the less we believe we are exposed to market-wide increases in Agency RMBS prepayments. As of December 31, 2014, our net Agency premium as a percentage of fair value on long Agency RMBS holdings was approximately 4.0% as compared to 3.2%, as of September 30, 2014. Excluding TBA positions used to hedge our long Agency RMBS portfolio, our Agency premium as a percentage of fair value was approximately 6.9% and 5.6% as of December 31, 2014 and September 30, 2014, respectively.
During the fourth quarter, non-Agency RMBS prices exhibited stability relative to the broader financial markets. Non-Agency RMBS prices were generally supported by the decline in interest rates, ongoing improvements in fundamental data, including mortgage delinquency and foreclosure rates, as well as by the drop in oil prices. Since crude oil prices directly and indirectly drive the price of gasoline, heating oil, and other significant budget items for homeowners, the decline in oil prices should free up significant disposable income for homeowners over the near term, and should therefore benefit the credit performance of non-Agency RMBS. In addition, recent declines in interest rates are translating into lower rate resets on adjustable rate mortgages, thereby freeing up additional disposable income for homeowners. The drop in interest rates, if sustained, could further benefit non-Agency RMBS credit performance by creating additional upward pressure on home prices, which slowed in 2014 after increasing sharply in 2012 and 2013. However, as market yields for non-Agency RMBS have remained compressed, prudent and careful security selection, based on loan-level analysis performed on a security-by-security basis, continues to be of paramount importance. As of December 31, 2014, our investment in non-Agency RMBS was $32.5 million as compared to $33.7 million as of September 30, 2014.
For the quarter ended December 31, 2014, net realized gains and change in net unrealized gains (losses) on our mortgage-backed securities were $14.1 million, or $1.54 per share. Our assets generally increased in value during the fourth quarter. Net realized losses and change in net unrealized gains (losses) on our derivatives were $(24.1) million, or $(2.64) per share, and were principally attributable to the decline in interest rates over the quarter.
For the quarter ended December 31, 2014, the annualized weighted average yield of our portfolio of Agency and non-Agency RMBS was 3.43%, while our weighted average cost of funds including interest rate swaps was 0.94%, resulting in a net interest margin for the quarter of 2.49%. In comparison, for the quarter ended September 30, 2014, the annualized weighted average yield of our Agency and non-Agency RMBS was 3.40%, while the weighted average cost of funds including interest rate swaps was 1.02%, resulting in a net interest margin of 2.38%. Our portfolio yield increased three basis points during the fourth quarter, while our cost of funds declined eight basis points. The increase in our portfolio yield was primarily a function of improved cash flows on our non-Agency securities. The decline in our cost of funds was primarily the result of three factors: (1) the impact of the decline in long-term interest rates on our swap hedging portfolio, (2) a roughly six-month decline in the weighted average remaining term of our swap hedging portfolio, and (3) the greater weighting of our overall hedging portfolio towards short TBAs as opposed to interest rate swaps. The decline in the weighted average remaining term of our swaps was prompted by the somewhat reduced duration of our assets in the lower interest rate environment. The composition of our interest-rate hedging portfolio and relative proportions of instruments within it can change from period to period. Our cost of repo was relatively stable quarter over quarter, even though the weighted average remaining maturity of our repo borrowings increased to 60 days as of December 31, 2014, up from 48 days as of September 30, 2014. Our interest income is also subject to fluctuations based on adjustments to premium amortization as a result of changes in prepayments of our Agency RMBS (accompanied by a corresponding offsetting adjustment to realized and unrealized gains and losses). During the fourth quarter, this "catch-up amortization adjustment," increased interest income by $0.2 million, while in the third quarter it increased interest income by $0.1 million. The amount of this adjustment can vary significantly from quarter to quarter.
After giving effect to a fourth quarter dividend of $0.55 per share, our book value per share was $17.86 as of December 31, 2014, a 3.6% decrease from our book value per share as of September 30, 2014 of $18.53. Our economic return on book value for the fourth quarter was (0.6)%. Economic return on book value is computed by adding back dividends to ending book value per share, and comparing that amount to book value per share as of the beginning of the quarter.
For the quarter ended December 31, 2014, Core Earnings was $7.0 million, or $0.76 per share, and for the quarter ended September 30, 2014, Core Earnings was $6.9 million, also $0.76 per share. Core Earnings is a non-GAAP financial measure. See "Reconciliation of Core Earnings to Net Income (Loss)" below for an explanation regarding the calculation of Core Earnings.

Mortgage-backed securities
The following table summarizes our portfolio of mortgage-backed securities as of December 31, 2014 and September 30, 2014:

	December 31, 2014					September 30, 2014
(In thousands)	Current Principal	Fair Value	Average Price(1)	Cost	Average Cost(1)	Current Principal	Fair Value	Average Price(1)	Cost	Average Cost(1)
Agency RMBS(2)
15-year fixed rate mortgages	$130,720	$138,028	$105.59	$137,024	$104.82	$136,558	$143,357	$104.98	$143,056	$104.76
20-year fixed rate mortgages	9,764	10,568	108.23	10,341	105.91	9,974	10,662	106.90	10,570	105.98
30-year fixed rate mortgages	1,042,550	1,122,254	107.65	1,103,639	105.86	1,036,799	1,098,761	105.98	1,092,290	105.35
ARMs	41,710	44,283	106.17	44,523	106.74	43,288	46,121	106.54	46,233	106.80
Reverse mortgages	31,412	34,425	109.59	34,153	108.73	19,523	21,217	108.68	21,103	108.09
Total Agency RMBS	1,256,156	1,349,558	107.44	1,329,680	105.85	1,246,142	1,320,118	105.94	1,313,252	105.39
Non-Agency RMBS	50,668	32,501	64.15	30,291	59.78	52,785	33,732	63.90	31,217	59.14
Total RMBS(2)	1,306,824	1,382,059	105.76	1,359,971	104.07	1,298,927	1,353,850	104.23	1,344,469	103.51
Agency IOs	n/a	11,244	n/a	10,780	n/a	n/a	14,242	n/a	12,108	n/a
Total mortgage-backed securities		1,393,303		1,370,751			1,368,092		1,356,577
U.S. Treasury securities sold short	(13,860)	(13,959)	100.71	(13,917)	100.41	(2,500)	(2,483)	99.32	(2,479)	99.16
Reverse repurchase agreements	13,987	13,987	100.00	13,987	100.00	2,484	2,484	100.00	2,484	100.00
Total		$1,393,331		$1,370,821			$1,368,093		$1,356,582

(1)	Represents the dollar amount (not shown in thousands) per $100 of current principal of the price or cost for the security.

(2)	Excludes Agency IOs.
Our weighted average holdings of RMBS based on amortized cost was $1.375 billion and $1.352 billion for the three month periods ended December 31, 2014 and September 30, 2014, respectively.
Financial Derivatives Portfolio
The following table summarizes fair value of our financial derivatives as of December 31, 2014 and September 30, 2014:

	December 31, 2014	September 30, 2014
Financial derivatives–assets, at fair value:	(In thousands)
TBA securities purchase contracts	$387	$28
TBA securities sale contracts	89	369
Fixed payer interest rate swaps	2,518	8,042
Swaptions	78	—
Total financial derivatives–assets, at fair value:	3,072	8,439
Financial derivatives–liabilities, at fair value:
TBA securities purchase contracts	(5)	(81)
TBA securities sale contracts	(1,669)	(411)
Fixed payer interest rate swaps	(7,026)	(2,333)
Swaptions	—	(25)
Total financial derivatives–liabilities, at fair value:	(8,700)	(2,850)
Total	$(5,628)	$5,589

Interest Rate Swaps
The following tables provide details about our interest rate swaps as of December 31, 2014 and September 30, 2014:

	December 31, 2014
Maturity	Notional Amount	Fair Value	Weighted Average Pay Rate	Weighted Average Receive Rate	Weighted Average Remaining Years to Maturity
	(In thousands)
2016	$48,000	$(91)	0.80%	0.23%	1.77
2017	74,750	(388)	1.21	0.24	2.59
2018	10,000	167	0.84	0.23	3.33
2020	23,500	471	1.42	0.23	5.38
2023	209,350	140	2.13	0.23	8.40
2024	12,900	(605)	2.73	0.23	9.45
2043	46,320	(4,202)	3.12	0.23	28.42
Total	$424,820	$(4,508)	1.87%	0.23%	8.56

	September 30, 2014
Maturity	Notional Amount	Fair Value	Weighted Average Pay Rate	Weighted Average Receive Rate	Weighted Average Remaining Years to Maturity
	(In thousands)
2016	$48,000	$(37)	0.80%	0.23%	2.02
2017	74,750	(96)	1.21	0.24	2.84
2018	33,500	695	0.88	0.24	3.63
2020	43,200	1,313	1.42	0.23	5.62
2021	27,000	(150)	2.29	0.23	6.77
2023	210,600	5,034	2.13	0.23	8.65
2024	27,700	(340)	2.74	0.21	9.83
2043	54,500	(119)	3.15	0.23	28.68
2044	9,820	(591)	3.48	0.23	29.66
Total	$529,070	$5,709	1.91%	0.23%	9.08
Interest Rate Swaptions
The following table provides information about our swaptions as of December 31, 2014 and September 30, 2014:

December 31, 2014
Option			Underlying Swap
Type	Fair Value	Months to Expiration	Notional Amount	Term (Years)	Fixed Rate
($ in thousands)
Straddle	$78	6.5	$9,700	10.0	3.00%

September 30, 2014
Option			Underlying Swap
Type	Fair Value	Months to Expiration	Notional Amount	Term (Years)	Fixed Rate
($ in thousands)
Straddle	$(25)	9.5	$9,700	10.0	3.00%

TBAs
The following table provides information about our TBAs as of December 31, 2014 and September 30, 2014:

	December 31, 2014				September 30, 2014
TBA Securities	Notional Amount (1)	Cost Basis (2)	Market Value (3)	Net Carrying Value (4)	Notional Amount (1)	Cost Basis (2)	Market Value (3)	Net Carrying Value (4)
(In thousands)
Purchase contracts:
Assets	$53,319	$54,757	$55,144	$387	$19,208	$19,072	$19,100	$28
Liabilities	15,000	15,603	15,598	(5)	32,181	32,567	32,486	(81)
	68,319	70,360	70,742	382	51,389	51,639	51,586	(53)
Sale contracts:
Assets	(79,090)	(85,730)	(85,641)	89	(335,197)	(353,155)	(352,786)	369
Liabilities	(525,986)	(559,219)	(560,888)	(1,669)	(195,429)	(209,093)	(209,504)	(411)
	(605,076)	(644,949)	(646,529)	(1,580)	(530,626)	(562,248)	(562,290)	(42)
Total TBA securities, net	$(536,757)	$(574,589)	$(575,787)	$(1,198)	$(479,237)	$(510,609)	$(510,704)	$(95)

(1)	Notional amount represents the principal balance of the underlying Agency RMBS.

(2)	Cost basis represents the forward price to be paid for the underlying Agency RMBS.

(3)	Market value represents the current market value of the underlying Agency RMBS (on a forward delivery basis) as of the respective period end.

(4)
Net carrying value represents the difference between the market value of the TBA contract as of the respective period end and the cost basis, and is reported in Financial derivatives-assets, at fair value and Financial derivatives-liabilities, at fair value on the Consolidated Balance Sheet, for each respective period end.

We primarily use TBAs to hedge interest rate risk, typically in the form of short positions. However, from time to time we also invest in TBAs as a means of acquiring exposure to Agency RMBS, or for speculative purposes, including holding long positions. Overall, we typically hold a net short position.
The following tables detail gains and losses on our financial derivatives for the three month periods ended December 31, 2014 and September 30, 2014:

	Three Month Period Ended December 31, 2014
Derivative Type	Net Realized Gains (Losses) on Periodic Settlements of Interest Rate Swaps	Net Realized Gains (Losses) Other Than Periodic Settlements of Interest Rate Swaps	Net Realized Gains (Losses) on Financial Derivatives	Change in Net Unrealized Gains (Losses) on Accrued Periodic Settlements of Interest Rate Swaps	Change in Net Unrealized Gains (Losses) Other Than on Accrued Periodic Settlements of Interest Rate Swaps	Change in Net Unrealized Gains (Losses) on Financial Derivatives
(In thousands)
Fixed payer interest rate swaps	$(3,643)	$(2,190)	$(5,833)	$1,725	$(11,942)	$(10,217)
Swaptions		—	—		104	104
TBAs		(7,090)	(7,090)		(1,104)	(1,104)
Total	$(3,643)	$(9,280)	$(12,923)	$1,725	$(12,942)	$(11,217)

	Three Month Period Ended September 30, 2014
Derivative Type	Net Realized Gains (Losses) on Periodic Settlements of Interest Rate Swaps	Net Realized Gains (Losses) Other Than Periodic Settlements of Interest Rate Swaps	Net Realized Gains (Losses) on Financial Derivatives	Change in Net Unrealized Gains (Losses) on Accrued Periodic Settlements of Interest Rate Swaps	Change in Net Unrealized Gains (Losses) Other Than on Accrued Periodic Settlements of Interest Rate Swaps	Change in Net Unrealized Gains (Losses) on Financial Derivatives
(In thousands)
Fixed payer interest rate swaps	$(678)	$502	$(176)	$(1,475)	$(10)	$(1,485)
Swaptions		(935)	(935)		898	898
TBAs		(3,280)	(3,280)		2,867	2,867
Total	$(678)	$(3,713)	$(4,391)	$(1,475)	$3,755	$2,280
Interest Rate Sensitivity
The following table summarizes, as of December 31, 2014, the estimated effects on the value of our portfolio, both overall and by category, of immediate downward and upward parallel shifts of 50 basis points in interest rates.

	Estimated Change in Fair Value(1)
(In thousands)	50 Basis Point Decline in Interest Rates	50 Basis Point Increase in Interest Rates
Agency RMBS - ARM Pools	$382	$(505)
Agency RMBS - Fixed Pools and IOs	22,694	(30,899)
TBAs	(9,150)	12,301
Non-Agency RMBS	523	(493)
Interest Rate Swaps	(16,057)	15,049
Swaptions	415	(221)
U.S. Treasury Securities	(610)	577
Repurchase and Reverse Repurchase Agreements	(851)	1,108
Total	$(2,654)	$(3,083)

(1)
Based on the market environment as of December 31, 2014. Results are based on forward-looking models, which are inherently imperfect, and incorporate various simplifying assumptions. Therefore, the table above is for illustrative purposes only and actual changes in interest rates would likely cause changes in the actual value of the overall portfolio that would differ from those presented above and such differences might be significant and adverse.

Repo Borrowings
The following table details our outstanding borrowings under repo agreements as of December 31, 2014 and September 30, 2014:

	December 31, 2014			September 30, 2014
		Weighted Average			Weighted Average
Remaining Days to Maturity	Borrowings Outstanding	Interest Rate	Remaining Days to Maturity	Borrowings Outstanding	Interest Rate	Remaining Days to Maturity
	(In thousands)			(In thousands)
30 days or less	$437,633	0.33%	15	$325,079	0.34%	16
31-60 days	417,009	0.34	44	519,999	0.33	45
61-90 days	333,580	0.36	72	338,669	0.33	73
91-120 days	—	—	—	22,192	0.38	106
121-150 days	—	—	—	27,394	0.38	135
151-180 days	85,917	0.41	165	—	—	—
301-330 days	48,941	0.47	317	—	—	—
Total	$1,323,080	0.35%	60	$1,233,333	0.33%	48
As of December 31, 2014, we had no outstanding borrowings other than under repo agreements. Our repo borrowings were with ten counterparties as of December 31, 2014 and were entirely related to Agency RMBS. The above figures are as of the respective quarter ends; over the course of each quarter our average cost of repo was 0.34%.
Other
We incur an annual base management fee, payable quarterly in arrears, in an amount equal to 1.50% of shareholders' equity (as defined in our management agreement, effective March 13, 2014). For the quarter ended December 31, 2014, our expense ratio, defined as management fees and operating expenses as a percentage of shareholders' equity, was 4.1% on an annualized basis. Our expense ratio based on our full year results was 3.4%. The increase in our fourth quarter expense ratio was due to certain increased professional fees which we consider to be of a non-recurring nature.
Dividends
On December 11, 2014, our Board of Trustees declared a fourth quarter dividend of $0.55 per share, or $5.0 million, which was paid on January 26, 2015 to shareholders of record on December 31, 2014.
Share Repurchase Program
On August 13, 2013, our Board of Trustees approved the adoption of a $10 million share repurchase program. The program, which is open-ended in duration, allows us to make repurchases from time to time on the open market or in negotiated transactions. Repurchases are at our discretion, subject to applicable law, share availability, price and our financial performance, among other considerations. To date, we have not repurchased any shares under the program.
Reconciliation of Core Earnings to Net Income (Loss)
Core Earnings consists of net income (loss), excluding realized and change in net unrealized gains and losses on mortgage-backed securities and financial derivatives, and, if applicable, items of income or loss that are of a non-recurring nature. Core Earnings includes net realized and change in net unrealized gains (losses) associated with payments and accruals of periodic payments on interest rate swaps. Core Earnings is a supplemental non-GAAP financial measure. We believe that Core Earnings provides information useful to investors because it is a metric that we use to assess our performance and to evaluate the effective net yield provided by the portfolio. Moreover, one of our objectives is to generate income from the net interest margin on the portfolio, and Core Earnings is used to help measure the extent to which this objective is being achieved. However, because Core Earnings is an incomplete measure of our financial results and differs from net income (loss) computed in accordance with GAAP, it should be considered as supplementary to, and not as a substitute for, net income (loss) computed in accordance with GAAP.

The following table reconciles, for the three month periods ended December 31, 2014 and September 30, 2014, our Core Earnings on a consolidated basis to the line on our Consolidated Statement of Operations entitled Net Income (Loss), which we believe is the most directly comparable GAAP measure on our Consolidated Statement of Operations to Core Earnings:

(In thousands except share amounts)	Three Month Period Ended December 31, 2014	Three Month Period Ended September 30, 2014
Net Income (Loss)	$(1,176)	$3,533
Less:
Net realized gains on mortgage-backed securities	3,070	2,030
Net realized losses on financial derivatives, excluding periodic payments(1)	(9,280)	(3,713)
Change in net unrealized gains (losses) on mortgage-backed securities	11,000	(5,455)
Change in net unrealized gains (losses) on financial derivatives, excluding accrued periodic payments(2)	(12,942)	3,755
Subtotal	(8,152)	(3,383)
Core Earnings	$6,976	$6,916
Weighted Average Shares Outstanding	9,149,274	9,141,892
Core Earnings Per Share	$0.76	$0.76

(1)
For the three month period ended December 31, 2014, represents Net realized gains (losses) on financial derivatives of $(12,923) less Net realized gains (losses) on periodic settlements of interest rate swaps of $(3,643). For the three month period ended September 30, 2014, represents Net realized gains (losses) on financial derivatives of $(4,391) less Net realized gains (losses) on periodic settlements of interest rate swaps of $(678).

(2)
For the three month period ended December 31, 2014, represents Change in net unrealized gains (losses) on financial derivatives of $(11,217) less Change in net unrealized gains (losses) on accrued periodic settlements of interest rate swaps of $1,725. For the three month period ended September 30, 2014, represents Change in net unrealized gains (losses) on financial derivatives of $2,280 less Change in net unrealized gains (losses) on accrued periodic settlements of interest rate swaps of $(1,475).

About Ellington Residential Mortgage REIT
Ellington Residential Mortgage REIT is a mortgage real estate investment trust that specializes in acquiring, investing in and managing residential mortgage- and real estate-related assets, with a primary focus on residential mortgage-backed securities, for which the principal and interest payments are guaranteed by a U.S. government agency or a U.S. government-sponsored enterprise. Ellington Residential Mortgage REIT is externally managed and advised by Ellington Residential Mortgage Management LLC, an affiliate of Ellington Management Group, L.L.C.
Conference Call
We will host a conference call at 11:00 a.m. Eastern Time on Wednesday, February 18, 2015, to discuss our financial results for the quarter ended December 31, 2014. To participate in the event by telephone, please dial (877) 437-3698 at least 10 minutes prior to the start time and reference the conference ID number 74924064. International callers should dial (810) 740-4679 and reference the same conference ID number. The conference call will also be webcast live over the Internet and can be accessed via the "For Our Shareholders" section of our web site at www.earnreit.com. To listen to the live webcast, please visit www.earnreit.com at least 15 minutes prior to the start of the call to register, download, and install necessary audio software. In connection with the release of these financial results, we also posted an investor presentation, that will accompany the conference call, on its website at www.earnreit.com under "For Our Shareholders—Presentations."
A dial-in replay of the conference call will be available on Wednesday, February 18, 2015, at approximately 2:00 p.m. Eastern Time through Wednesday, February 25, 2015 at approximately 11:59 p.m. Eastern Time. To access this replay, please dial (855) 859-2056 and enter the conference ID number 74924064. International callers should dial (404) 537-3406 and enter the same conference ID number. A replay of the conference call will also be archived on our web site at www.earnreit.com.

Cautionary Statement Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve numerous risks and uncertainties. Actual results may differ from our beliefs, expectations, estimates, and projections and, consequently, you should not rely on these forward-looking statements as predictions of future events. Forward-looking statements are not historical in nature and can be identified by words such as "believe," "expect," "anticipate," "estimate," "project," "plan," "continue," "intend," "should," "would," "could," "goal," "objective," "will," "may," "seek," or similar expressions or their negative forms, or by references to strategy, plans, or intentions. Examples of forward-looking statements in this press release include, without limitation, our beliefs regarding the current economic and investment environment, our ability to implement our investment and hedging strategies, our future prospects and the protection of our net interest margin from prepayments, volatility and its impact on us, the performance of our investment and hedging strategies, our exposure to prepayment risk in our Agency portfolio, estimated effects on the fair value of our RMBS and interest rate derivative holdings of a hypothetical change in interest rates, statements regarding our share repurchase program, and statements regarding the drivers of our returns. Our results can fluctuate from month to month and from quarter to quarter depending on a variety of factors, some of which are beyond our control and/or are difficult to predict, including, without limitation, changes in interest rates and the market value of our securities, changes in mortgage default rates and prepayment rates, our ability to borrow to finance our assets, changes in government regulations affecting our business, our ability to maintain our exemption from registration under the Investment Company Act of 1940 and other changes in market conditions and economic trends. Furthermore, forward-looking statements are subject to risks and uncertainties, including, among other things, those described in Item 1A of our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 filed on March 21, 2014 which can be accessed through the link to our SEC filings under "For Our Shareholders" on our website (www.earnreit.com) or at the SEC's website (www.sec.gov). Other risks, uncertainties, and factors that could cause actual results to differ materially from those projected may be described from time to time in reports we file with the SEC, including reports on Forms 10-Q, 10-K and 8-K. We undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

ELLINGTON RESIDENTIAL MORTGAGE REIT
CONSOLIDATED STATEMENT OF OPERATIONS
(UNAUDITED)

	Three Month Period Ended		Year Ended
	December 31, 2014	September 30, 2014	December 31, 2014
(In thousands except share amounts)
INTEREST INCOME (EXPENSE)
Interest income	$11,806	$11,484	$46,824
Interest expense	(1,165)	(1,121)	(4,511)
Total net interest income	10,641	10,363	42,313
EXPENSES
Management fees	552	574	2,285
Professional fees	587	123	986
Other operating expenses	608	597	2,481
Total expenses	1,747	1,294	5,752
OTHER INCOME (LOSS)
Net realized gains on mortgage-backed securities	3,070	2,030	2,457
Net realized losses on financial derivatives	(12,923)	(4,391)	(31,878)
Change in net unrealized gains (losses) on mortgage-backed securities	11,000	(5,455)	48,550
Change in net unrealized gains (losses) on financial derivatives	(11,217)	2,280	(39,522)
Total other income (loss)	(10,070)	(5,536)	(20,393)
NET INCOME (LOSS)	$(1,176)	$3,533	$16,168
NET INCOME (LOSS) PER COMMON SHARE:
Basic and Diluted	$(0.13)	$0.39	$1.77
WEIGHTED AVERAGE SHARES OUTSTANDING	9,149,274	9,141,892	9,142,736
CASH DIVIDENDS PER SHARE:
Dividends declared	$0.55	$0.55	$2.20

ELLINGTON RESIDENTIAL MORTGAGE REIT
CONSOLIDATED BALANCE SHEET
(UNAUDITED)

	As of
	December 31, 2014	September 30, 2014	December 31, 2013(1)
(In thousands except share amounts)
ASSETS
Cash and cash equivalents	$45,237	$51,063	$50,112
Mortgage-backed securities, at fair value	1,393,303	1,368,092	1,326,036
Due from brokers	18,531	20,071	18,347
Financial derivatives–assets, at fair value	3,072	8,439	34,963
Reverse repurchase agreements	13,987	2,484	—
Receivable for securities sold	41,834	25,945	76,692
Interest receivable	4,793	5,601	4,766
Other assets	317	497	174
Total Assets	$1,521,074	$1,482,192	$1,511,090
LIABILITIES AND SHAREHOLDERS' EQUITY
LIABILITIES
Repurchase agreements	$1,323,080	$1,233,333	$1,310,347
Payable for securities purchased	4,227	63,143	2,776
Due to brokers	583	3,889	22,788
Financial derivatives–liabilities, at fair value	8,700	2,850	1,069
U.S. Treasury securities sold short, at fair value	13,959	2,483	—
Dividend payable	5,032	5,032	4,570
Accrued expenses	890	754	996
Management fee payable	551	574	600
Interest payable	687	591	764
Total Liabilities	1,357,709	1,312,649	1,343,910
SHAREHOLDERS' EQUITY
Preferred shares, par value $0.01 per share, 100,000,000 shares authorized; (0 shares issued and outstanding, respectively)	—	—	—
Common shares, par value $0.01 per share, 500,000,000 shares authorized; (9,149,274, 9,149,274, and 9,139,842 shares issued and outstanding, respectively)	91	91	91
Additional paid-in-capital	181,282	181,252	181,147
Accumulated deficit	(18,008)	(11,800)	(14,058)
Total Shareholders' Equity	163,365	169,543	167,180
Total Liabilities and Shareholders' Equity	$1,521,074	$1,482,192	$1,511,090
PER SHARE INFORMATION
Common shares, par value $0.01 per share	$17.86	$18.53	$18.29

(1)	Derived from audited financial statements as of December 31, 2013.